Exhibit 4.3

Schedule of Holders

of

Warrants to Purchase Series A1 Preferred Stock

Of Rapid Micro Biosystems, Inc.

Holder	Number of Shares	Issuance Date	Expiration Date
Foster & Foster Capital V LLC	39,266	July 24, 2017	July 24, 2027
Longitude Venture Partners II, L.P.	2,500,000	July 24, 2017	July 24, 2027
Mellon Family Investment Company V	273,227	July 24, 2017	July 24, 2027
Quaker Bioventures II, L.P.	410,051	July 24, 2017	July 24, 2027
Richard King Mellon Foundation	273,227	July 24, 2017	July 24, 2027
TVM Life Science Ventures VI GmbH & Co. K.G.	244,093	July 24, 2017	July 24, 2027
TVM Life Science Ventures VI, L.P.	83,660	July 24, 2017	July 24, 2027

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance: July 24, 2017	Void after July 24, 2027, unless earlier terminated pursuant to the terms hereof

RAPID MICRO BIOSYSTEMS, INC.
WARRANT TO PURCHASE SHARES OF SERIES A1 PREFERRED STOCK

This Warrant (this “Warrant”) is issued to [                          ] or his, her or its assigns (the “Holder”) by Rapid Micro Biosystems, Inc., a Delaware corporation (the “Company”), pursuant to that certain Series A1 Preferred Stock Purchase Agreement dated as of July 24, 2017 among the Company, the Holder and certain other investors, as the same may be amended, restated or otherwise modified from time to time (the “Purchase Agreement” and all warrants issued under the Purchase Agreement collectively, the “Warrants”).

Unless otherwise defined herein or in the Purchase Agreement, capitalized terms shall have the following meanings:

“Corporate Transaction” shall mean (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity); provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a bona fide financing transaction shall not be deemed a Corporate Transaction.

“Exercise Price” shall mean $0.01 per Share.

“Original Date of Issuance” shall mean July 24, 2017.

“Preferred Stock” shall mean the Company’s Series A1 Preferred Stock, $0.01 par value per share.

“Shares” shall mean shares of Preferred Stock.

1.            Purchase of Shares; Number of Shares and Exercise Price. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to [                    ] fully paid and nonassessable Shares. The Shares and the Exercise Price of the Shares shall be subject to adjustment pursuant to Section 6 hereof.

2.            Exercise Period; Termination. Unless earlier terminated pursuant to the terms hereof, this Warrant shall be exercisable, in whole or in part, during the period commencing on the Original Date of Issuance and ending at 5:00 p.m. pacific time on July 24, 2027 (the “Exercise Period”). In the event that this Warrant has not been otherwise terminated pursuant to this Section 2, upon the expiration of the Exercise Period, if the fair market value of one Conversion Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 4 below is greater than the Exercise Price in effect on such date, then this Warrant, to the extent then exercisable, shall automatically be deemed on and as of such date to be exercised pursuant to Section 4 below as to all Shares (or such other securities) for which it shall not have been previously exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

3.            Method of Exercise.

(a)          While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)          the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)          the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)          Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)          As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within twenty (20) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)          a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii)          in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares called for on the face of this Warrant minus the number of Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.            Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

Where

X =	The number of Shares to be issued to the Holder.

Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Conversion Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Conversion Share shall mean the average of the closing price of the Shares (or equivalent shares of Common Stock underlying the Shares) quoted in the over-the-counter market in which the Shares (or equivalent shares of Common Stock underlying the Shares) are traded or the closing price quoted on any exchange or electronic securities market on which the Shares (or equivalent shares of Common Stock underlying the Warrant) are listed, whichever is applicable, as published in The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), the fair market value per Conversion Share shall be the product of (a) the per share offering price to the public of the IPO, and (b) the number of shares of Common Stock into which each Conversion Share is convertible at the time of such exercise or, if the Shares are shares of Common Stock, one. In the event that this Warrant is exercised not in connection with the IPO and the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Conversion Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in reasonable good faith by the Company’s Board of Directors.

5.            Covenants of the Company.

(a)          Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b)          Covenants as to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Preferred Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Preferred Stock to such number of shares as shall be sufficient for such purposes.

6.            Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)          Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Preferred Stock, by split-up or otherwise, or combine its Preferred Stock, or issue additional shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Preferred Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)          Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Conversion Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)          Corporate Transaction. In the event of a Corporate Transaction, pursuant to which the Holder would have been entitled to receive cash consideration per Conversion Share in an amount greater than the Exercise Price if the Holder had exercised his, her or its rights pursuant to this Warrant immediately prior thereto, the Company shall pay to the Holder, at the closing of such transaction, an amount equal to (i) the number of Shares issuable hereunder, multiplied by (ii) the difference of (A) the cash consideration per Conversion Share that the Holder would have received if he, she or it had exercised his, her or its rights pursuant to this Warrant immediately prior to the closing of such transaction, minus (B) the Exercise Price. This Warrant, and all rights of the Holder hereunder, shall automatically be terminated immediately upon delivery of such payment. If the Holder would have been entitled to receive cash consideration per Share in an amount equal to or less than the Exercise Price if the Holder had exercised his, her or its rights pursuant to this Warrant immediately prior to any such transaction, then this Warrant, and all rights of the Holder hereunder, shall automatically be terminated upon the closing of any such transaction.

(d)          Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 6, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

(e)          Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(f)          Conversion of Preferred Stock. In the event that all outstanding shares of Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Restated Certificate in connection with the IPO, a Corporate Transaction or other event, this Warrant shall become exercisable for Common Stock or such other security.

7.            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

8.            No Stockholder Rights. Other than in respect of the adjustments provided in Section 6 hereof, prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

9.            Notice of Certain Events. If the Company proposes at any time to:

(a)          declare any dividend or distribution upon the outstanding shares of the Company’s capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)          effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Company’s capital stock;

(c)          effect a Corporate Transaction or to liquidate, dissolve or wind up; or

(d)          effect the IPO;

then, in connection with each such event, the Company shall give Holder:

(i)          at least seven (7) business days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Company’s capital stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) above;

(ii)         in the case of the matters referred to in (b) and (c) above at least seven (7) business days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Company’s capital stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice); and

(iii)        with respect to the IPO, at least seven (7) business days prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.

The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

10.            Transfer of Warrant. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

11.            Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

12.            Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13.            Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of Warrants holding a majority of the Shares issuable upon exercise of the Warrants issued pursuant to the Purchase Agreement; provided that such amendment affects each such holder in materially the same manner. Any waiver or amendment effected in accordance with this Section 13 shall be binding upon each holder of a Warrant at the time outstanding and each future holder of all such Warrants.

14.            Governing Law. This Warrant and any controversy arising out of or relating to this Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

15.            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 15):

If to the Company:

RAPID MICRO BIOSYSTEMS, INC.

1001 Pawtucket Blvd.

Lowell, MA 01854

Attention: Chief Executive Officer

If to Holders:

At the addresses shown on the signature pages hereto.

16.            Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

RAPID MICRO BIOSYSTEMS, INC.

By:	/s/ Robert Spignesi
Name:	Robert Spignesi
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

[ ● ]

By:
Name:
Title:

Address:

NOTICE OF EXERCISE

RAPID MICRO BIOSYSTEMS, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	_____________ Shares pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to __________ Shares.

The undersigned hereby represents and warrants that Representations and Warranties of the undersigned in Section 3 of the Purchase Agreement are true and correct as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

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